Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

CONFIRMS RECEIPT OF UNSOLICITED TENDER OFFER

Dallas, Texas, April 3, 2020 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (OTCQX:HGTXU) (the “Trust”), today confirmed that it has received notice that XTO Energy Inc. has commenced an unsolicited tender offer to acquire the outstanding units of beneficial interest of the Trust for a price of $0.20 per unit.

On or before April 14, 2020, the Trustee will file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 to advise you as to whether the Trustee recommends acceptance or rejection of the tender offer, expresses no opinion and remains neutral to the tender offer, or is unable to take a position with respect to the tender offer, and the reasons for that position or inability to take a position.

The Trustee requests that you defer making a determination whether to accept or reject the tender offer until you have been advised of the Trustee’s position with respect to the tender offer.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Trustee may file a solicitation/recommendation statement on Schedule 14D–9 with the U.S. Securities and Exchange Commission (“SEC”). Any solicitation/recommendation statement filed by the Trustee that is required to be mailed to unitholders will be mailed to unitholders of the Trust. INVESTORS AND UNITHOLDERS OF THE TRUST ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and unitholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Trust through the web site maintained by the SEC at http://www.sec.gov. In addition, this document and other materials related to XTO Energy Inc.’s unsolicited proposal may be obtained from the Trustee free of charge by directing a request to the Trustee by phone at (855) 588-7839 or via email at trustee@hgt-hugoton.com.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839